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                                                                   EXHIBIT 10.1


                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT (the "Agreement") is made as of August 7, 2000 (the "Effective Date"), by and between Maxim Pharmaceuticals, Inc., a Delaware corporation having its principal offices at 8899 University Center Lane, San Diego, California 92122 ("Maxim") and Hoffmann-La Roche, Inc., having its principal offices at 340 Kingsland Street, Nutley, New Jersey 07110 and F. Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH-4070 Basel, Switzerland (collectively, "Roche").

         WHEREAS, Maxim is developing Maxamine (as defined below) in combination with certain drugs for the treatment of certain diseases, and has rights to certain intellectual property related thereto;

         WHEREAS, Roche is developing Pegasys and Ribavirin (as defined below) for the treatment of hepatitis C virus and certain cancers; and

         WHEREAS, Roche and Maxim wish to undertake clinical trials and related activities in order to obtain marketing approval of combination therapy with Maxamine, Pegasys and Ribavirin for the treatment of hepatitis C virus and with Maxamine and Pegasys for the treatment of certain cancers, subject to and in accordance with the terms and conditions of this Agreement; and

         WHEREAS, Roche and Maxim wish to coordinate sales strategies of Maxamine, Pegasys and Ribavirin in order to facilitate marketing of the combination therapy of such products.

         NOW THEREFORE, in consideration of the mutual covenants and obligations set forth herein the parties hereto agree as follows:

1.       DEFINITIONS

         The following terms as used in this Agreement will have the meanings set forth in this Section:

     1.1 "AFFILIATE" means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with a party. For the purposes of this definition, the term "owns" (including, with correlative meanings, the terms "owned by" and "under common ownership with") as used with respect to any party, shall mean the possession (directly or indirectly) of 50% or more of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity. The term Affiliate of Roche does not include Genentech Inc., 1 DNA Way, South San Francisco, California 94080-4990, U.S.A., unless Roche explicitly opts for such inclusion by giving a written notice to Maxim.

     1.2          "AGREEMENT PERIOD" means the period referred to in
                  Section 9.1.

     1.3          "ANNUAL BUDGET" has the meaning set forth in
                  Section 3.1(e).

               *** Text Omitted and Filed Separately
                   Confidential Treatment Requested
                   Under 17 C.F.R. Sections 200.80(b)(4),
                   200.83 and 240.24b-2

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     1.4 "APPLICABLE LAWS" means all laws, rules, regulations, directives, ordinances, guidelines, policies and orders applicable to the activities described hereunder, including, without limitation, the FDCA and all rules and regulations of the FDA.

     1.5 "CGMPS" means current good manufacturing practices as defined from time to time in regulations promulgated under the FDCA or issued by the European Union or Japan, or any successor laws or regulations, governing the manufacture of Maxamine or Pegasys.

     1.6 "CLINICAL TRIAL" means pivotal or other human clinical trials of the Combination Therapy for a specified Indication as described in Exhibit A and B of this Agreement that are designed to support Regulatory Approval of the Combination Therapy for treatment of such Indication in the United States, the European Union, Japan and such other jurisdictions as are determined appropriate by the JDC. Without limiting the foregoing, a Clinical Trial would be required to test the Combination Therapy according to a Protocol for the purpose of establishing that the Combination Therapy is safe and efficacious for its intended use and to define warnings, precautions and adverse reactions that are associated with the Combination Therapy in the dosage range to be prescribed.

     1.7 "COLLABORATION" means the collaboration established by this Agreement.

     1.8 "COLLABORATION PERIOD" means the period that commences on the Effective Date and continues until all Clinical Trials in the United States and the European Union have been completed or terminated and all necessary filings regarding the Combination Therapy with the FDA in the United States and the European Union have been made.

     1.9 "COMBINATION THERAPY" means, as applicable, (a) Maxamine, Pegasys and Ribavirin used in combination as a treatment for HCV, or (b) Maxamine and Pegasys used in combination as a treatment for RCC and Other Cancer Indication.

     1.10 "CONFIDENTIAL INFORMATION" means discoveries, inventions, proprietary information, data, know-how, trade secrets, techniques, methods and materials techniques and data, including, but not limited to, pharmacological, toxicological and clinical test data, analytical and quality control data, regulatory submissions, correspondence and communications, marketing, pricing, distribution, cost, sales, manufacturing, patent and legal data or descriptions, received by the receiving party from the disclosing party pursuant to this Agreement; provided that all data and reports derived from the Clinical Trials will be deemed Confidential Information of both parties. Without limiting the generality of the foregoing, the Maxim Intellectual Property will be deemed Confidential Information of Maxim, and the Roche Intellectual Property will be deemed Confidential Information of Roche.

     1.11 "CONTROL" means possession of the ability to grant a license or sublicense without violating the terms of any agreement with or other arrangement with any Third Party.

     1.12 "FDA" means the United States Food and Drug Administration, the EMEA or the Japanese Ministry of Health and Welfare, and any successor entity, or any other applicable Regulatory Authority.


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     1.13 "FDCA" means the Federal Food, Drug and Cosmetics Act and all regulations and rules promulgated thereunder.

     1.14 "HCV" means hepatitis C virus.

     1.15 "INVENTION" has the meaning set forth in Section 5.1.

     1.16 "IND" means the Investigational New Drug application, as defined by the FDCA and any foreign equivalent, for the Combination Therapy.

     1.17 "INDICATION" means (a) HCV or (b) RCC and Other Cancer Indication.

     1.18 "JDC" means the joint development committee described in Section 2.1 that oversees the parties' collaborative activities under this Agreement.

     1.19 "MAXAMINE" means Maxamine-R-, Maxim's histamine dihydrochloride product.

     1.20 "MAXAMINE MARKETING AGREEMENT" means a marketing or license agreement granting to a Third Party or Roche the right to market and promote Maxamine within a Territory. Maxamine Marketing Agreement excludes any distribution, wholesale or other agreement designed to facilitate the marketing and promotion of Maxamine within a Territory by Maxim.

     1.21 "MAXIM INTELLECTUAL PROPERTY" means all discoveries, inventions, information, data, know-how, trade secrets, techniques, methods and materials (whether or not patentable) that are Controlled by, owned by, licensed by, or assigned to Maxim as of the Effective Date or during the Agreement Period and that are necessary or useful for the development, manufacture, use or sale of Maxamine and all Patents or other intellectual property rights Controlled by, owned by, licensed by, or assigned to Maxim that cover the foregoing.

     1.22 "NDA" means the New Drug Application or Biologics License Application, as defined by the FDCA, or any foreign equivalent, for the Combination Therapy.

     1.23 "OTHER CANCER INDICATION" means a cancer indication other than RCC selected by the JDC for testing in a Clinical Trial.

     1.24 "PATENTS" means (a) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent, including without limitation any continuation, continuation-in-part or division thereof and any provisional applications.

     1.25 "PEGASYS" means Pegasys-R-, Roche's pegylated interferon-alfa 2a product.

     1.26 "PROTOCOL" means, with respect to a Clinical Trial, the protocol for the Clinical Trial as approved by the JDC.




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     1.27 "RCC" means renal cell carcinoma.

     1.28 "REGULATORY APPROVAL" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the manufacture, distribution, use or sale of Maxamine and Pegasys, or Maxamine, Pegasys and Ribavirin, as a Combination Therapy in the applicable jurisdiction.

     1.29 "REGULATORY AUTHORITY" means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, with jurisdiction over the manufacture, distribution, use or sale of Maxamine and Pegasys as a Combination Therapy.

     1.30 "RIBAVIRIN" means Roche's branded version of ribavirin product.

     1.31 "ROCHE INTELLECTUAL PROPERTY" means all discoveries, inventions, information, data, know-how, trade secrets, techniques, methods and materials (whether or not patentable) that are Controlled by, owned by, licensed by, or assigned to Roche as of the Effective Date or during the Agreement Period and that are necessary or useful for the development, manufacture, use or sale of Pegasys or Ribavirin and all Patents or other intellectual property rights Controlled by, owned by, licensed by, or assigned to Roche that cover the foregoing.

     1.32 "TERRITORY" means any country or group of countries, excluding Australia, New Zealand, Israel, the West Bank and the Gaza-Palestine Autonomous Authority.

     1.33 "THIRD PARTY" means any person or entity other than Maxim or Roche or an Affiliate of Maxim or Roche.

     1.34 "THIRD PARTY COSTS" means (a) the actual costs incurred by Roche in excess of $200,000 for non-clinical and clinical pharmacology work performed by Third Parties necessary to support any filing with respect to the Clinical Trials with the FDA, and (b) the actual Third Party clinical trial site, clinical investigator, patient, nursing, investigator meeting, non-drug clinical supply, and related costs incurred by Roche or Maxim in connection with the Clinical Trials, as documented in reasonable detail; provided that Third Party Costs for a given calendar year will not exceed the amount budgeted by the JDC for Third Party Costs in the Annual Budget for that calendar year.

     1.35 "TRIAL DESIGN" means the design for a Clinical Trial, as agreed to by the parties and attached hereto as Exhibit A or Exhibit B, as applicable.

2.   JOINT DEVELOPMENT COMMITTEE

     2.1 ESTABLISHMENT OF JDC. The parties will establish the JDC to oversee and coordinate the development of the Combination Therapy. The JDC will have only such powers as are specifically delegated to it hereunder and will have no power to amend this Agreement. The general purpose of the JDC is to (i) establish the strategy for the clinical development and Regulatory Approval of the Combination Therapy on a worldwide basis; (ii) oversee the Clinical Trials; and (iii) coordinate the parties' activities under the Collaboration, all based on the principles of prompt and diligent development of the Combination Therapy consistent with good


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pharmaceutical practices. In addition to its overall responsibility for the
Collaboration, the JDC will, in particular, (1) review, modify (if appropriate) and approve Protocols for the Clinical Trials in accordance with the Trial Designs; (2) review, modify (if appropriate) and approve IND and NDA filings for the Clinical Trials; and (3) review, modify (if appropriate) and approve the Annual Budget.

     2.2 COMPOSITION. The JDC will be composed of an equal number of representatives from each party, selected from the ranks of senior scientists and senior clinical development management of each party, and will initially consist of a total of six members. The parties may agree to change the total number of JDC members from time to time. Within 10 days after the Effective Date, the parties will designate their representatives on the JDC and will thereafter notify one another in writing of any change in the membership of the JDC. With the approval of the JDC, other representatives of each party or of Third Parties involved in the development, manufacture or commercialization of Maxamine or Pegasys may attend meetings of the JDC as nonvoting observers. Each Party shall be responsible for all of its own expenses of participating in the JDC.

     2.3 MEETINGS. The JDC will hold meetings at such times and places as will be determined by the JDC (it being expected that meetings will alternate between the offices of each party) but in no event will such meetings be held in person less frequently than once every quarter. Meetings may be conducted in person or by audio or video teleconference, provided that two meetings per year will be conducted in person. The JDC may form and subsequently disband subcommittees with appropriate representation from each party and may otherwise amend or expand upon the foregoing procedures for its internal operation.

     2.4 VOTING. Meetings of the JDC will be effective only if at least one representative of each party on the JDC is present or participating. In taking actions by the JDC, each party will have one vote. All actions by the JDC will require unanimous approval. If the JDC fails to reach unanimity on a matter before it for decision, the matter will be referred for resolution to the Chief Executive Officer of Maxim and the Head of Global Development and/or Head of Strategic Marketing of Roche (or its appointed designee) for their consideration and agreement. If they are unable to agree after negotiation in good faith, either party may request resolution of the matter pursuant to Section 10, except that adoption of any initial or amended Trial Design or any Annual Budget or determination of whether Maxim should be the filing party for an IND or NDA must be by agreement of the parties and may not be determined by dispute resolution in accordance with Section 10

     2.5 CO-CHAIRPERSONS. One representative of Maxim and one representative of Roche on the JDC will be selected as co-chairpersons of the JDC. The co-chairpersons of the JDC will have alternating responsibility for preparing and circulating an agenda in advance of each meeting and preparing and issuing minutes of each meeting within 30 days thereafter, which minutes will report in reasonable detail the actions taken by the JDC, the status of any ongoing development programs, issues requiring resolution and resolutions of previously reported issues. Final minutes of JDC meetings are to be signed by both of the JDC co-chairpersons.

     2.6 SUBCOMMITTEES. Any subcommittee established by the JDC will have appropriate representation of each party and may include representatives who are not members


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of the JDC. Any such subcommittee will be given assignments from the JDC, will be subject to the authority of the JDC and will report its actions to the JDC. At the request of either party at any time, any such subcommittee will be dissolved and its powers and functions returned to the JDC. The JDC will retain the right of final approval before the implementation of any actions by the subcommittees.

3.   DEVELOPMENT OF COMBINATION THERAPY

     3.1 CLINICAL TRIALS.

          (a) Roche will be responsible for managing and monitoring two Clinical Trials of the Combination Therapy for the treatment of HCV in humans, including, without limitation, site recruitment, site monitoring, safety and medical monitoring, laboratory testing, data management, document control, analysis of results, regulatory reporting, and provision of information and reports in accordance with Section 3.4. The initial Trial Design for such Clinical Trials will be finalized and attached hereto as Exhibit A within 30 days after the Effective Date and may be amended only by mutual written agreement of the parties.

          (b) Roche will be responsible for managing and monitoring two Clinical Trials of the Combination Therapy for the treatment of RCC and Other Oncology Indication in humans, including, without limitation, site recruitment, site monitoring, safety and medical monitoring, laboratory testing, data management, document control, analysis of results, regulatory reporting, and provision of information and reports in accordance with Section 3.4. The initial Trial Design for such Clinical Trials will be finalized and attached hereto as Exhibit B within 30 days after the Effective Date and may be amended only by mutual written agreement of the parties.

          (c) The Clinical Trials described in Section 3.1(a) and (b) would be conducted globally as is determined appropriate by the JDC. Roche, and Maxim, will prepare the Protocol for each Clinical Trial in accordance with the Trial Design for such Clinical Trial. Roche will submit the Protocol to the JDC for review, modification (if appropriate) and approval. Roche and Maxim will make any modification to the Protocol recommended by the JDC. Roche and Maxim will perform their obligations with respect to such Clinical Trials in accordance with the Protocol and Applicable Laws and will ensure that any research institution or organization and any investigator that participates in any such Clinical Trial will conduct such Clinical Trial in accordance with the Protocol and Applicable Laws. Roche and Maxim will be responsible for supervising and managing research institutions or organizations and investigators that participate in the Clinical Trials. Maxim will provide personnel experienced in the use of Maxamine to participate in the training of, and act as a liaison to, such research institutions or organizations and investigators.

          (d) Roche will prepare the IND and NDA filings associated with the Clinical Trials described in Section 3.1(a) and (b). Maxim will provide to Roche such assistance and technical support related to Maxamine as is necessary or appropriate to prepare the IND and NDA filings associated with such Clinical Trials, including, without limitation, the chemistry, manufacturing and controls section of the NDA filings. Roche and Maxim will submit the IND and NDA filings associated with such Clinical Trials to the JDC for review, modification (if



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appropriate) and approval. Roche and Maxim will make any modification to the IND and NDA filings recommended by the JDC. Once an IND or NDA filing associated with such Clinical Trials is approved by the JDC, Roche will file the IND or NDA, unless the JDC determines that Maxim should be the filing party, in which case Maxim will file the IND or NDA; provided that, if the JDC cannot reach agreement over whether Maxim should be the filing party, then Roche will be the filing party. The filing party will be responsible for strategy, as approved by the JDC, and communications with the FDA with regard to the Clinical Trials consistent with the Protocol and the IND and NDA filings; provided, however, that the non-filing party will have the right to participate in all meetings with the FDA involving such IND or NDA. The filing party will provide the non-filing party with a copy of all correspondence submitted to or received from the FDA within one week after its submission or receipt. Each party will provide to the other party such assistance and technical support related to Maxamine or to Pegasys or Ribavirin, as applicable, as is necessary or appropriate with respect to FDA comments or requests with respect to the IND and NDA filings associated with the Clinical Trials. The filing party will be responsible for maintaining any registrations for the Combination Therapy in the United States during the Agreement Period in compliance with Applicable Laws.

          (e) Roche and Maxim will prepare an annual budget for all Third Party Costs to be incurred in the following calendar year (the "Annual Budget"). Roche and Maxim will submit the Annual Budget to the JDC for review, modification (if appropriate) and approval at least 60 days prior to the beginning of the calendar year to which the Annual Budget applies. The JDC will make any appropriate modification to the Annual Budget and approve the Annual Budget no later than the first day of the calendar year to which the Annual Budget applies.

          (f) Either party may terminate a Clinical Trial in the event of identification of any medical risk to subjects in the Clinical Trial, unsatisfactory results from the Clinical Trial, non-compliance with applicable requirements of any Regulatory Authority or notice of action by any Regulatory Authority terminating or suspending the Clinical Trial.

     3.2  SUPPLY OF DRUGS FOR CLINICAL TRIALS.

          (a) Maxim will have the exclusive right and the obligation to supply, without charge, to Roche all requirements for Maxamine for use in the Clinical Trials described in Section 3.1(a) and (b) (including manufacturing, packaging, labeling and quality assurance). Maxim warrants that the Maxamine supplied by Maxim will be manufactured in accordance with Applicable Laws, including cGMPs.

          (b) Roche will have the exclusive right and the obligation to supply, without charge, all requirements for Pegasys and ribavirin for use in the Clinical Trials described in Section 3.1(a) and (b) in accordance with the Protocol (including manufacturing, packaging, labeling and quality assurance). Roche warrants that the Pegasys and ribavirin supplied by Roche will be manufactured in accordance with Applicable Laws, including cGMPs.

          (c) EXCEPT AS EXPRESSLY STATED IN THIS SECTION 3.2, MAXIM MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO MAXAMINE SUPPLIED HEREUNDER, AND ROCHE MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PEGASYS OR RIBAVIRIN



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SUPPLIED HEREUNDER. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT
LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED.

     3.3  COSTS OF CLINICAL TRIALS.

          (a) Roche and Maxim will share equally all Third Party Costs. On a quarterly basis, Roche will provide Maxim with a statement showing the Third Party Costs incurred during the applicable quarter in reasonable detail. Maxim will reimburse Roche for 50% of the Third Party Costs reflected on such statement within 30 days after the end of the applicable quarter. Roche shall maintain, and cause its Affiliates and Third Parties acting for its account to maintain, books of account and complete and accurate records pertaining to Third Party Costs in sufficient detail to permit confirmation of the correct calculation of these Third Party Costs. Upon the request by Maxim, Roche at Maxim's expense, agrees to instruct its independent accounting firm to perform such additional auditing and accounting procedures as are necessary to enable such accounting firm to confirm to Maxim the correct calculation of Third Party Costs; it being understood that such auditing shall not be requested to be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time and shall not commence later than two years following the end of the period requested to be audited. The failure of Maxim to request verification of any calculation of Third Party Costs during the period when records have to be retained shall be considered acceptance of the accuracy of such reporting by Maxim. Roche will promptly pay to Maxim any amounts that Maxim overpaid as determined by the independent accounting firm.

          (b) Maxim will bear all costs incurred by Maxim in connection with Maxim's responsibilities under Sections 3.1(d) and 3.2(a).

          (c) Roche will bear all costs incurred in connection with the Clinical Trials, except as specifically provided in Section 3.3(a) and (b). Roche and Maxim will equally share the cost of maintaining any registrations for the Combination Therapy during the Agreement Period.

     3.4  REPORTS AND ACCESS.

          (a) During the course of the Clinical Trials, Roche will provide to Maxim information, data and reports with regard to the Clinical Trials as appropriate to enable Maxim to monitor the progress of the Clinical Trials on a monthly basis. In addition, Roche will provide to Maxim clinical data, statistical reports and related documentation derived from the Clinical Trials promptly following the time that such data or reports are available to or prepared by Roche.

          (b) Roche's personnel will make periodic visits to the sites at which the Clinical Trials are conducted. Roche will provide Maxim with schedules of the visits relating to such Clinical Trials. Maxim personnel may, upon reasonable notice, accompany Roche's personnel on such site visits.


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          (c) Each party will promptly notify the other party of inspections by the FDA or any other governmental or regulatory authority relating to the Clinical Trials of which it becomes aware. Maxim will have the right to be present at any such inspections, and the parties will cooperate in preparing any responses which may be required. In connection with any such inspection, Roche and Maxim will provide representatives of FDA with access to any of its facilities, personnel, documentation, procedures, equipment, records and activities involved in the Clinical Trials or otherwise required for Regulatory Approval.

          (d) The party that filed the IND and NDA will hold the IND and NDA but will give the non-filing party access to all IND, NDA and related filings and underlying data, reports and information associated with the Combination Therapy and the Clinical Trials which have been generated during the term of this agreement. Each party will be entitled to use such data, reports and information for its own filings, if any; provided that neither party will use such data, reports and information relating to the Combination Therapy for any filing to the FDA without the other party's prior written approval, which will not be unreasonably withheld, or unless required by the FDA.

     3.5  EXCLUSIVITY.

          (a) During the Collaboration Period, Maxim agrees not to conduct, or support the conduct, of any clinical trial of Maxamine and any pegylated interferon (other than Pegasys) used in combination as a treatment for HCV or for RCC and Other Cancer Indication, provided that such exclusivity agreement will terminate if (a) Roche does not obtain approval to market Pegasys in the United States by [...***...]; or (b) worldwide sales of Pegasys do not represent at least [...***...]% of the global market for pegylated interferon in HCV by [...***...], and at least [...***...]% of the global market for pegylated interferon in HCV by [...***...], based on IMS data; or (c) the objectives regarding IND filing deadlines, Clinical Trial commencement date deadlines, or NDA filing deadlines detailed in Exhibit C are delayed by more than three months.

          (b) Maxamine must be approved and marketed in the United States by [...***...] or Roche may terminate this Agreement upon 30-day written notice to Maxim.

4.   MARKETING

     4.1 STRATEGIC MARKETING EFFORTS. The parties agree that, with respect to the Combination Therapy, Maxim will be responsible for the marketing and sales of Maxamine and Roche will be responsible for the marketing and sales of Pegasys and Ribavirin. Maxim and Roche agree that they will cooperate in the development of promotional materials which reference Maxamine and Pegasys and Ribavirin, and in the training of their respective sales forces in order to maximize the opportunity to market and sell Maxamine, and Pegasys and Ribavirin, respectively, as a Combination Therapy. Each party will bear the costs of training of its own sales force. Each party's respective package insert will refer to the brand name of the other party's components of the Combination Therapy.

     4.2 RIGHT OF FIRST REFUSAL. Maxim agrees that prior to entering into any Maxamine Marketing Agreement with any Third Party in any Territory it will offer to Roche the right of first refusal to enter into an agreement with Maxim under terms that are substantially equivalent to the terms of the proposed agreement with such Third Party. Prior to entering into a Maxamine

*Confidential Treatment Requested*

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Marketing Agreement with any Third Party in any Territory, Maxim will communicate to Roche a copy of the proposed term sheet negotiated under arms' length conditions for this agreement, and Roche will have 45 days to notify Maxim in writing if Roche is electing to enter into such Maxamine Marketing Agreement for that Territory under terms that are substantially equivalent to the terms which have been negotiated by Maxim with the Third Party. In the event that Roche makes the aforementioned election on a timely basis, then Maxim and Roche agree to negotiate and complete a Maxamine Marketing Agreement consistent with the proposed terms within 30 days of such election.

     4.3 COMPLIANCE WITH APPLICABLE LAWS. Roche will comply with all Applicable Laws with respect to its promotion of Pegasys as part of the Combination Therapy. Maxim will comply with all Applicable Laws with respect to its promotion of Maxamine as part of the Combination Therapy. Each party will also ensure that any Third Parties that are involved in the marketing, sale or distribution of the Combination Therapy through any contract or arrangement with such party comply with the material provisions of this Agreement, as well as with all Applicable Laws with respect to the promotion of the Combination Therapy.

5.   INTELLECTUAL PROPERTY RIGHTS

     5.1 OWNERSHIP. Except as otherwise set forth herein, ownership of any inventions (whether or not patentable) that are conceived of by any employee or agent of Maxim or Roche and arise from the Clinical Trials or other activities performed in accordance with this Agreement ("Inventions") shall be determined in accordance with United States laws of inventorship and any contractual obligations of the inventors as to the assignment of such inventions,

     5.2 MAXIM INTELLECTUAL PROPERTY. Maxim will own all right, title and interest in and to Maxamine and all Maxim Intellectual Property. All Inventions arising from the Clinical Trials or other activities performed in accordance with this Agreement that comprise enhancements or improvements to the Maxim Intellectual Property, whether made solely by Maxim, solely by Roche or jointly by Maxim and Roche, will be owned solely by Maxim. Roche hereby irrevocably assigns to Maxim all of its right, title and interest in and to any such Inventions and intellectual property rights therein.

     5.3 ROCHE INTELLECTUAL PROPERTY. Roche will own all right, title and interest in and to Pegasys, Ribavirin and all Roche Intellectual Property. All Inventions arising from the Clinical Trials or other activities performed in accordance with this Agreement that comprise enhancements or improvements to the Roche Intellectual Property, whether made solely by Roche, solely by Maxim or jointly by Roche and Maxim, will be owned solely by Roche. Maxim hereby irrevocably assigns to Roche all of its right, title and interest in and to any such Inventions and intellectual property rights therein.

     5.4 LICENSE. Each party will retain a royalty-free, fully paid up, worldwide, perpetual license under any Invention (and any intellectual property rights covering such Invention) owned by the other party to sell its respective product (Pegasys and Ribavirin on the part of Roche and Maxamine on the part of Maxim) as part of a Combination Therapy for the therapeutic indications developed in the Clinical Trials.


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     5.5 ENFORCEMENT. Roche will act in good faith to inform Maxim of any infringement of which Roche becomes aware by any Third Party of the Maxim Intellectual Property. Maxim will act in good faith to inform Roche of any infringement of which Maxim becomes aware of Roche Intellectual Property. Both parties agree not to infringe or encourage the infringement of the Intellectual Property of the other party.

6.   CONFIDENTIALITY

     6.1 TREATMENT OF CONFIDENTIAL INFORMATION. During the Agreement Period and for five years thereafter, a party receiving or gaining access to Confidential Information, as defined below, of the other Party will (i) maintain in confidence such Confidential Information to the same extent the receiving party maintains its own proprietary information, (ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing party, and (iii) not use such Confidential Information for any purpose except as permitted by this Agreement. A party shall have no obligations under this
Section 6 with respect to any portion of such Confidential Information which:

          (a) is publicly disclosed by the disclosing party, either before or after it becomes known to the receiving party; or

          (b) was known to the receiving party, without obligation to keep it confidential, prior to when it was received from the disclosing party; or

          (c) is subsequently disclosed to the receiving party by a Third Party lawfully in possession thereof without obligation to keep it confidential; or

          (d) has been independently developed by the receiving party without the aid, application or use of Confidential Information; or

          (e) is required by law to be disclosed, but then only to the limited extent of such legally required disclosure; and provided that the disclosing party is notified reasonably in advance of such disclosure and that the receiving party cooperates fully with the disclosing party in attempting to obtain confidential treatment of such Confidential Information.

     6.2 PUBLICITY. The parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit D. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any disclosure which is required by law as advised by the disclosing party's counsel may be made without the prior consent of the other party, although the other party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other party an opportunity to comment on the proposed disclosure. In this regard, the parties recognize that Maxim is a publicly held biotechnology company, Maxamine is among Maxim's first potential products and Maxim will need to provide information regarding the status of Maxamine, its clinical trials, and clinical trial results to the investment community from time to time.

     6.3 PUBLICATIONS. The parties will cooperate in appropriate publication of the results of the Clinical Trials, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, prior to any public disclosure of such results, the party proposing disclosure will send the other party a copy of the information to be disclosed, and shall allow the other party 30 days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Confidential Information of the reviewing party. The party proposing disclosure will be free to proceed with the disclosure unless prior to the expiration of such 30-day period the non-disclosing party notifies the other party that the disclosure contains subject matter for which patent protection should be sought or Confidential Information of the non-disclosing party, and the party proposing publication will then delay public disclosure of the information for an additional period of up to three months to permit the preparation and filing of a patent application on the subject matter to be disclosed or for the parties to determine a mutually acceptable modification to such publication to protect the Confidential Information of the non-disclosing party adequately. The party proposing disclosure will thereafter be free to publish or disclose the information. The determination of authorship for any paper will be in accordance with accepted scientific practice as determined by the JDC. Both parties shall have the right to present the Clinical Trial results, with requests for such presentations to be approved by the JDC.

     6.4 TERMS OF THE AGREEMENT. The parties agree that the material terms of this Agreement will be considered Confidential Information of both parties. Notwithstanding the foregoing, each party shall have the right to disclose the material terms of this Agreement in confidence to any bona fide potential investor, investment banker, acquirer, merger partner or other potential financial partner, and where reasonably practicable, shall obtain an adequate agreement of confidentiality consistent with the terms of this Agreement. A party that makes any disclosure pursuant to the preceding sentence will notify the other party of such disclosure.

7.   REPRESENTATIONS; DISCLAIMERS

     7.1 MUTUAL AUTHORITY. Each party represents and warrants to the other party that (a) it has the authority and right to enter into and perform this Agreement, and (b) its execution, delivery and performance of this Agreement does not conflict with the terms of any other agreement to which it is a party or by which it is bound.

     7.2 DISCLAIMER. The parties understands that Maxamine, Pegasys and ribavirin are the subject of ongoing clinical research and development and that no assurance can be made with regard to the safety or usefulness of Maxamine, Pegasys or ribavirin or the Combination Therapy. Except as expressly set forth in Section 3.2(a) and (b) and Section 7.1, NEITHER PARTY MAKES ANY REPRESENTATION NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

     7.3 LIMITATION OF LIABILITY. SUBJECT TO THE PARTIES' INDEMNIFICATION OBLIGATIONS UNDER SECTION 8, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL

DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF WHETHER THE CLAIM IS BASED ON CONTRACT, TORT, WARRANTY, OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.   INDEMNIFICATION.

     8.1 BY MAXIM. Maxim will indemnify, defend and hold Roche, its Affiliates and their officers, agents and employees harmless from and against any and all Third Party claims, damages, losses, costs and expenses, including reasonable attorneys' fees (collectively, "Claims") arising directly or indirectly from (a) the manufacture, use, handling, storage, transport, distribution, sale or other disposition of Maxamine by Maxim or its Affiliates, agents or sublicensees, or
(b) any breach of any of Maxim's warranties under Section 3.2(a) or 7.1 hereof, except to the extent that such Claims result from negligence or willful misconduct of Roche.

     8.2 BY ROCHE. Roche will indemnify, defend and hold Maxim, its Affiliates and their officers, agents and employees harmless against any Claim arising directly or indirectly from (a) the manufacture, use, handling, storage, transport, distribution, sale or other disposition of Pegasys or ribavirin by Maxim or its Affiliates, agents or sublicensees, , or (b) any breach of any of Roche's warranties under Section 3.2(b) or 7.1, except to the extent that such Claims result from negligence or willful misconduct of Maxim.

     8.3          PROCEDURE.

          (a) In the event that a party receives notice of or becomes aware of a Claim in respect of which it may seek indemnity hereunder from the other party, the indemnified party will promptly provide the indemnifying party with notice of such Claim and of its intention to seek indemnity.

          (b) The indemnifying party will have the right at its option and its own expense, to defend the indemnified party against, negotiate, settle or otherwise deal with any such Claim, provided that the indemnifying party will not enter into any settlement or compromise of any such Claim which could lead to liability or create any financial or other obligation on the part of the indemnified party without the indemnified party's prior written consent. The indemnified party may participate in the defense of any Claim with counsel of its own choice and its own expense. The parties agree to cooperate fully with each other in connection with the defense negotiation or settlement of any such Claims.

          (c) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Claim, the indemnified party will have the right to control the defense or settlement of such Claim with counsel of its choosing at the expense of the indemnifying party, provided, however, that the indemnified party will not settle or compromise any such claim without the indemnifying party's prior written consent, which consent will not be unreasonably withheld.

9.   TERM AND TERMINATION

     9.1 AGREEMENT PERIOD. The term of this Agreement will commence as of the Effective Date and will expire five years after completion or termination of the last Clinical Trials, unless earlier terminated pursuant to Section 3.5(b) or 9.2.

     9.2 TERMINATION. This Agreement may be terminated (a) by the parties by mutual agreement, or (b) by either party upon written notice to the other party in the event the other party has breached a material term of this Agreement and has not cured such breach within 60 days after receiving notice of such breach from the non-breaching party.

     9.3 SURVIVAL. All rights and obligations of the parties under this Agreement will terminate upon termination or expiration of this Agreement, except that (a) termination or expiration of this Agreement will not relieve either party of any liability or obligation that accrued hereunder prior to the effective date of such termination or expiration, and (b) the provisions of Sections 3.2(c), 3.3 (excluding the first three sentences and only for the two-year period following the date of such termination or expiration), 3.4(d), 5, 6.1, 7.2, 7.3, 8, 9.3, 9.4, 10 and 11 will survive any termination or expiration of this Agreement.

     9.4 REMEDIES. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each party shall have all other rights and remedies at law or equity to enforce this Agreement.

10.  DISPUTE RESOLUTION

     10.1 DISPUTES. The parties recognize that disputes as to certain matters may from time to time arise which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to arbitration. To accomplish this objective, the parties agree to follow the procedures set forth in Section 10.2 if and when such a dispute arises between the parties.

     10.2 PROCEDURES. If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination of this Agreement, and the parties cannot resolve the dispute within 30 days of a written request by either party to the other party, the parties agree to hold a meeting, attended by the Chief Executive Officer of Maxim and the Head of Global Development and/or the Head of Strategic Marketing of Roche or their assignees, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within 60 days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations. The arbitration proceedings shall be held in New Jersey. The arbitration shall be conducted by three arbitrators, who are knowledgeable in the subject matter at issue in the dispute and who shall be selected by mutual agreement of the parties or, failing such agreement, shall be selected in accordance with the AAA rules. Each party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator shall be final and binding on the parties. The arbitrator shall prepare and deliver to the parties a written, reasoned opinion conferring its decision. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof.

11.  MISCELLANEOUS

     11.1 NO WAIVER. Failure of either party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances will not be deemed to be a waiver of its right to insist upon such observance or compliance with those or other terms of this Agreement with respect to subsequent breaches of any of the terms of this Agreement.

     11.2 NOTICES. All notices and demands required or permitted hereunder will be in writing and delivered (a) by certified or registered mail, postage prepaid, (b) by a nationally recognized express mail service, (c) by hand delivery, or (d) by facsimile, with receipt confirmed, at the following addresses:

                  If to Roche:    Roche Pharmaceuticals Inc
                                  340 Kingsland Street
                                  Building 85/8th Floor
                                  Nutley, New Jersey  07110
                                  Attn: Frederick C. Kentz, Corporate Secretary
                                  Tel: (+1 973) 235-5000
                                  Fax: (+1 973) 235-3500

                                  F-Hoffmann-La Roche Ltd.
                                  Law Department
                                  Grenzacherstrasse 123
                                  CH-4070 Basel
                                  Switzerland
                                  Tel: +41 61 688 11 11

                  If to Maxim:    Maxim Pharmaceuticals, Inc.
                                  8899 University Center Lane
                                  San Diego, California 92122
                                  Attn: Chief Executive Officer
                                  Tel: (858) 453-4040
                                  Fax: (858) 453-4005

or to such other address as to which either part may notify the other. Notice will be deemed to be effective three (3) days after mailing, or upon receipt if hand delivered or sent by express mail service or by facsimile.

     11.3 ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); PROVIDED,

HOWEVER, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Section 11.3 shall be void.

     11.4 GOVERNING LAW. This Agreement is governed by the laws of the State of California as applied to agreements executed and to be performed entirely in the State of California by residents of the State of New Jersey.

     11.5 SEVERABILITY. In the event any one or more of the provisions of this Agreement should for any reason be held by any court of authority having jurisdiction over eider the parties or this Agreement to be invalid, illegal or unenforceable, such provision or provisions will be validly reformed so as to nearly approximate the intent of the parties as possible or, if such provision or provisions cannot be validly reformed, will be divisible and deleted in such jurisdiction; otherwise, this Agreement will continue in full force effect.

     11.6 INDEPENDENT CONTRACTORS. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. All activities by the parties hereunder will be performed by them as independent contractors. Neither party will incur any debts or make any commitments for the other party, except the extent specifically provided herein.

     11.7 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

     11.8 FORCE MAJEURE. Neither party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

     11.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year indicated below.

F. HOFFMANN-LA ROCHE LTD.                             MAXIM PHARMACEUTICALS, INC.

By: /s/ BERTRAND LEHUU                                By: /s/ LARRY G. STAMBAUGH
   --------------------------------------                ------------------------------------------
Title: Licensing Manager                              Title: Chairman and Chief Executive Officer
      -----------------------------------                   ---------------------------------------
Date: August 7, 2000                                  Date: August 2, 2000
     ------------------------------------                  ----------------------------------------


By: /s/ PASCAL BUERGIN
   --------------------------------------
Title: Legal Counsel
      -----------------------------------
Date: August 7, 2000
     ------------------------------------

HOFFMANN-LA ROCHE INC.

By: /s/ FREDERICK C. KENTZ
   --------------------------------------
Title: Vice President & General Counsel
      -----------------------------------
Date:  August 7, 2000
     ------------------------------------

                                    EXHIBIT A

                               TRIAL DESIGNS - HCV



[The Agreement contemplates that this Exhibit will be agreed upon by the parties at a future date. As a result, this Exhibit has not been prepared or agreed upon by the parties as of the date the Agreement was executed and at the time this Exhibit was filed with the SEC.]

                                    EXHIBIT B

                 TRIAL DESIGNS - RCC AND OTHER CANCER INDICATION



[The Agreement contemplates that this Exhibit will be agreed upon by the parties at a future date. As a result, this Exhibit has not been prepared or agreed upon by the parties as of the date the Agreement was executed and at the time this Exhibit was filed with the SEC.]

                                    EXHIBIT C

                               TIMELINE OBJECTIVES


                                                                Clinical Trial             NDA
Indication                                  IND Filing           Commencement            Filing
----------                                  ----------           ------------            ------

1ST HCV CLINICAL TRIAL                       [...***...]           [...***...]           [...***...]
(OR INITIAL SAFETY OR DOSE FINDING STUDY LEADING TO IND
ACCEPTANCE)

2ND HCV CLINICAL TRIAL                       [...***...]           [...***...]           [...***...]

RCC                                          [...***...]           [...***...]           [...***...]
(OR INITIAL SAFETY OR DOSE FINDING STUDY LEADING TO IND
ACCEPTANCE)

OTHER CANCER INDICATION                      [...***...]           [...***...]           [...***...]

*Confidential Treatment Requested*

                                    EXHIBIT D

                                  PRESS RELEASE

                                     [Logo]


Contacts:
Larry G. Stambaugh                                Ethan Denkensohn (Investors)
Chairman, President and CEO                       Kathy Jones, Ph.D. (Media)
Dale A. Sander                                    Burns McClellan
Chief Financial Officer                           (212) 213-0006
(858) 453-4040



                  MAXIM PHARMACEUTICALS AND HOFFMANN - LA ROCHE
                ENTER INTO SIGNIFICANT DEVELOPMENT COLLABORATION


      - MAXIM AND ROCHE EXPECT COLLABORATION TO LEAD TO IMPORTANT ADVANCES
                  IN THE TREATMENT OF CANCER AND HEPATITIS C -

San Diego, CA, August 10, 2000 - Maxim Pharmaceuticals (Nasdaq NM: MAXM, SSE:
MAXM) announced that it has entered into a comprehensive development collaboration with F. Hoffmann - La Roche Ltd, Switzerland and its US branch Hoffmann - La Roche, Inc. for the development of Maxim's lead drug MAXAMINE-R- (histamine dihydrochloride) in combination with the investigational compound Pegasys-R-, Roche's pegylated interferon-alpha agent. Both parties expect that the combination of MAXAMINE and Pegasys will lead to important advances in the treatment of cancer and hepatitis C.

"Roche clearly represents a great development partner for Maxim due to the success they have had with the clinical development of Pegasys, and the fact that they share our commitment to advancing the treatment of hepatitis C and cancer," said Larry G. Stambaugh, Maxim's Chairman and Chief Executive Officer. "This collaboration not only produces a substantial strategic and economic benefit to us, it allows us to accelerate and expand the clinical development of MAXAMINE."

"We are excited about the potential contribution that the combination of MAXAMINE and Pegasys may make to the treatment of hepatitis C and the targeted cancers," said Simon Pedder, Ph.D., Pharmaceutical Business Director for Pegasys. "Hepatitis C in particular is a substantial unmet need. Our hope is that the addition of MAXAMINE to Pegasys, an agent that has produced promising clinical data in hepatitis C as a monotherapy, will result in a combination therapy that represents a further improvement in patient care. In addition, the data from the Phase III trial of MAXAMINE in advanced malignant melanoma encouraged us to move aggressively forward with the development of the Pegasys/MAXAMINE combination treatment in cancer."

Under the agreement, Maxim and Roche will undertake clinical trials and other activities designed to seek regulatory approval of the combination of MAXAMINE and Pegasys for the treatment of hepatitis C and certain cancers. Specifically, the collaboration program will include two Phase III trials of the MAXAMINE and Pegasys combination for the treatment of hepatitis C, one Phase III trial of MAXAMINE and Pegasys for the treatment of advanced-stage renal cell carcinoma, and an additional Phase III trial in another cancer to be selected by the two companies. Roche will perform the management, monitoring and data management of the trials at its own cost and Roche and Maxim will share equally the third party costs of the trials. Each company will retain marketing responsibilities and revenues for their respective drugs, although under the collaboration agreement they will cooperate in the training of their respective sales forces.

The U.S. Phase III trial of MAXAMINE for the treatment of malignant melanoma was completed in March 2000 and the related New Drug Application was filed by Maxim with the U.S. Food and Drug Administration in July 2000. In addition, interim 24-week results from a Phase II dose-ranging hepatitis C study showed that the combination of the optimal dosing regimen of MAXAMINE and interferon-alpha achieved a complete viral response in 69 percent of all patients, compared to the 29 percent or less response that is commonly observed in patients treated with interferon-alpha alone.

MAXAMINE MODE OF ACTION

Research suggests that a universal mechanism in the human body suppresses the capacity of the immune system to detect and destroy tumor cells or virally infected cells in patients with cancer and chronic infectious diseases. MAXAMINE is designed to reverse this immune suppression, thereby enhancing the effectiveness of immunotherapy, a class of therapies that employ the body's immune system to fight these diseases. MAXAMINE protects critical immune cells and is administered in combination with stimulators of these same immune cells (cytokines such as interferon-alpha and IL-2). More than 1,200 patients have been treated in the Maxim's completed and ongoing clinical trials.

In addition to the U.S. Phase III trial for the treatment of malignant melanoma completed in March 2000, MAXAMINE is currently being tested in two additional Phase III cancer clinical trials in 12 countries for malignant melanoma and acute myelogenous leukemia. Phase II trials of MAXAMINE are also underway for the treatment of hepatitis C and advanced renal cell carcinoma. MAXAMINE is an investigational drug and safety and efficacy have not been established at this time. However, clinical trial results to date suggest that MAXAMINE THERAPY, the administration of MAXAMINE in combination with cytokines, is a safe, at-home treatment that may improve patient survival.

MAXIM OVERVIEW

Maxim Pharmaceuticals is a late-stage biopharmaceutical company developing advanced drugs and therapies for cancer, infectious diseases, degenerative diseases and topical disorders. In addition to MAXAMINE, the Company has also developed product candidates based on its MAXDERM-TM- technology that are designed for the treatment of medical conditions for which topical therapy is appropriate such as oral mucositis, herpes, decubitus ulcers, shingles, burns and related conditions. Further, Maxim is developing small-molecule inhibitors and activators of caspases, key enzymes that modulate and carry out the cellular signaling pathways involved in programmed cell death, also known as apoptosis. Compounds that can either inhibit caspases or induce caspases may form the basis for important new drugs for a wide variety of disease targets, such as cancer, cardiovascular disease and other degenerative diseases.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE EFFICACY AND

INTENDED UTILIZATION OF MAXAMINE, MAXDERM AND THE CASPASE
MODULATOR COMPOUNDS, AND REGARDING THE COMPANY'S CLINICAL TRIALS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY RESEARCH AND CLINICAL TRIALS DO NOT DEMONSTRATE SAFETY OR EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISK THAT THE COMPANY WILL NOT OBTAIN APPROVAL TO MARKET ITS PRODUCTS, AND THE RISKS ASSOCIATED WITH THE DEPENDENCE UPON COLLABORATIVE PARTNERS. THESE FACTORS AND OTHERS ARE MORE FULLY DISCUSSED IN THE COMPANY'S PERIODIC REPORTS AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Note: MAXAMINE-Registered Trademark-, MAXAMINE THERAPY-Trademark-, MAxDerm-Trademark-, and the Maxim logo are trademarks of the Company.

Editor's Note: This release is also available on the Internet at: http://www.maxim.com.